                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response......11

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1*)

                              Cellstar Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   150925204
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 9, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

                                  SCHEDULE 13G

CUSIP NO. 150925204
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Moorehead Communications, Inc.
        EIN #35-1839821
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Indiana
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      621,063(1)
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   621,063(1)
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        621,063(1)
--------------------------------------------------------------------------------
 10.    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

        [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        3.0%(2)
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

(1) The 621,063 shares owned by the reporting person may be voted or disposed of by Stephen E. Moorehead as President of Moorehead Communications, Inc.

(2) Based upon 20,509,529 shares of common stock of Cellstar Corporation reported as outstanding in the Form 10-K of Cellstar Corporation for the year ended November 30, 2004.

                                  SCHEDULE 13G

CUSIP NO. 150925204
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Stephen E. Moorehead
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        U.S.A.
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       7,600(1)
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      628,663(2)
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     7,600(1)
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   628,663(2)
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        628,663(2)
--------------------------------------------------------------------------------
 10.    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

        [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        3.1%(3)
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

(1) Includes 7,600 shares held in the retirement account of Stephen E.
Moorehead.

(2) Includes (i) 7,600 shares held in the retirement account of Stephen E. Moorehead, and (ii) 621,063 shares held by Moorehead Communications, Inc. which may be voted or disposed of by Stephen E. Moorehead as President of Moorehead Communications, Inc.

(3) Based upon 20,509,529 shares of common stock of Cellstar Corporation reported as outstanding in the Form 10-K of Cellstar Corporation for the year ended November 30, 2004.

                                  SCHEDULE 13G

CUSIP NO. 150925204
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Scott A. Moorehead
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        U.S.A.
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       31,970
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     31,970
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        31,970
--------------------------------------------------------------------------------
 10.    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

        [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        0.2%(1)
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

(1) Based upon 20,509,529 shares of common stock of Cellstar Corporation reported as outstanding in the Form 10-K of Cellstar Corporation for the year ended November 30, 2004.

                                  SCHEDULE 13G

CUSIP NO. 150925204
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Kevin T. Windle
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [X]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        U.S.A.
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       249,000
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     249,000
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        249,000
--------------------------------------------------------------------------------
 10.    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

        [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        1.2%(1)
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

(1) Based upon 20,509,529 shares of common stock of Cellstar Corporation reported as outstanding in the Form 10-K of Cellstar Corporation for the year ended November 30, 2004.

ITEM 1.

         (a)      Name of Issuer:

                  Cellstar Corporation

         (b)      Address of Issuer's Principal Executive Offices:

                  1730 Briercroft Court
                  Carrolton, Texas  75006

ITEM 2.

         (a)      Name of Person Filing:

                  Moorehead Communications, Inc.
                  Stephen E. Moorehead
                  Scott A. Moorehead
                  Kevin T. Windle

         (b)      Address of Principal Business Office or, if none, Residence:

                  The principal business address of Moorehead Communications, Inc., Stephen E. Moorehead, Scott A. Moorehead and Kevin T. Windle is located at 2509 W. 2nd Street, Marion, Indiana 46952.


         (c)      Citizenship:

                  Moorehead Communications, Inc. is an Indiana corporation, Stephen E. Moorehead, Scott A. Moorehead and Kevin T. Windle are each a citizen of the U.S.A.

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:

                  150925204

ITEM 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or ss.ss. 240.13d-2(b) or (d), check whether the person filing is a:

         (a)      [ ]      Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o).

         (b)      [ ]      Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c).

         (c)      [ ]      Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c).

         (d)      [ ]      Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)      [ ]      An investment adviser in accordance
                           with ss.240.13d-1(b)(1)(ii)(E);

         (f)      [ ]      An employee benefit plan or endowment fund in
                           accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g)      [ ]      A parent holding company or control person in
                           accordance with ss.240.13d-1(b)(1)(ii)(G);

         (h)      [ ]      A savings associations as defined in Section 3(b) of
                           the Federal Deposit Insurance Act ( 12 U.S.C. 1813);

         (i)      [ ]      A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [ ]      Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

         Moorehead Communications, Inc.

         (a)      Amount beneficially owned:

                  621,063

         (b)      Percent of class:

                  3.0%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:

                           0

                  (ii)     Shared power to vote or to direct the vote:

                           621,063

                  (iii) Sole power to dispose or to direct the disposition of:

                           0

                  (iv) Shared power to dispose or to direct the disposition of:

                           621,063

         Stephen E. Moorehead

         (a)      Amount beneficially owned:

                  628,663

         (b)      Percent of class:

                  3.1%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:

                           7,600

                  (ii)     Shared power to vote or to direct the vote:

                           628,663

                  (iii) Sole power to dispose or to direct the disposition of:

                           7,600

                  (v) Shared power to dispose or to direct the disposition of:

                           628,663

         Scott A. Moorehead

         (a)      Amount beneficially owned:

                  31,970

         (b)      Percent of class:

                  0.2%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:

                           31,970

                  (ii)     Shared power to vote or to direct the vote:

                           0

                  (iii) Sole power to dispose or to direct the disposition of:

                           31,970

                  (vi) Shared power to dispose or to direct the disposition of:

                           0

         Kevin T. Windle

         (a)      Amount beneficially owned:

                  249,000

         (b)      Percent of class:

                  1.2%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:

                           249,000

                  (ii)     Shared power to vote or to direct the vote:

                           0

                  (iii) Sole power to dispose or to direct the disposition of:

                           249,000

                  (vii) Shared power to dispose or to direct the disposition of:

                           0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 13, 2005                MOOREHEAD COMMUNICATIONS, INC.



                                         By: /s/ Stephen E. Moorehead
                                             -------------------------------
                                             Stephen E. Moorehead, President




                                             /s/ Stephen E. Moorehead
                                             -------------------------------
                                             Stephen E. Moorehead




                                             /s/ Scott A. Moorehead
                                             -------------------------------
                                             Scott A. Moorehead




                                             /s/ Kevin T. Windle
                                             -------------------------------
                                             Kevin T. Windle




                                  EXHIBIT INDEX

         Exhibit 1*                              Joint Filing Agreement







*Previously filed